Exhibit 99.1

FOR IMMEDIATE RELEASE
Friday, December 4, 2009 7:00 A.M. CST

NEWSPAPER PUBLISHER A. H. BELO CORPORATION ANNOUNCES
CREDIT AGREEMENT AMENDMENT

DALLAS – Newspaper publisher A. H. Belo Corporation (NYSE: AHC) said today that the Company and its bank syndicate have mutually agreed to amend the Company’s revolving credit facility effective December 3, 2009.

The amendment extends the credit facility’s maturity date to September 30, 2012, reduces the facility size to $25 million and releases certain real property securing the facility. The amended facility remains subject to a borrowing base. If borrowing capacity under the amended facility is less than $17.5 million, then a fixed charge coverage ratio covenant of 1:1 will apply. Other usual and customary covenants were carried forward.

“As of December 3, A. H. Belo had no borrowings under its revolving credit facility,” said Robert W. Decherd, chairman, president and Chief Executive Officer. “The amended facility allows A. H. Belo to focus on managing its business and provides the financial flexibility we need going forward. A. H. Belo will continue to emphasize revenue initiatives, expense management and maximizing cash from operations.”

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo

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A. H. Belo Credit Agreement Amendment
December 4, 2009
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publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.